Exhibit 10.1

THIRD AMENDMENT TO OFFICE LEASE

THIS THIRD AMENDMENT TO OFFICE LEASE (this “Amendment”) is made as of March 12, 2019 (the “Effective Date”), by and between SPEAR STREET CORRIDOR LLC, a Delaware limited liability company (“Landlord”), and FORRESTER RESEARCH, INC., a Delaware corporation (“Tenant”).

W I T N E S S E T H:

Recitals

Landlord (as successor-by-assignment to 150 Spear Street, LLC, a Delaware limited liability company) and Tenant are parties to that certain Office Lease dated November 24, 2010 (the “Original Lease”),  as amended by that certain First Amendment to Office Lease dated August __, 2012, and by that certain Second Amendment to Office Lease dated September 25, 2015 (the “Second Amendment”, and collectively, the “Lease”), for certain space in the building located at 150 Spear Street in San Francisco, California containing approximately 264,492 rentable square feet (the “Building”), and more particularly described in the Lease as approximately 19,036 rentable square feet of space consisting of 3,476 rentable square feet located on the tenth (10th) floor of the Building and commonly known as Suite 1050 and 15,560 rentable square feet located on the eleventh (11th) floor of the Building and commonly known as Suite 1100 (the “Existing Premises”).

The parties now desire to amend the Lease to expand the Existing Premises, extend the Lease Term and otherwise to modify the Lease on the terms set forth herein.

Amendment

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows, all to be effective as of the Effective Date of this Amendment:

1.Defined Terms.  Unless otherwise indicated herein, all capitalized terms used herein shall have the meaning set forth in the Lease.

2.Premises Expansion. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Expansion Premises, as hereinafter defined, on the terms and conditions set forth in the Lease, as amended by this Amendment, effective as of the earlier of (i) seven (7) months following the date the Expansion Premises is delivered to Tenant (the Expansion Premises shall be delivered to Tenant upon execution of this Amendment) or (ii) the date upon which Tenant commences business operations in the Expansion Premises (the “Expansion Effective Date”).  Commencing on the Expansion Effective Date, (i) the Premises shall consist of the Existing Premises plus an additional 12,085 rentable square feet located on the tenth (10th) floor of the Building, known as Suite 1000 (the “Expansion Premises”), as shown on the plan attached hereto as Exhibit A and made a part hereof, for a total of  31,121 rentable square feet, and (ii) any reference to the term “Premises” in the Lease, as hereby amended, shall mean the Existing Premises together with the Expansion Premises.

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3.Lease Term.  Landlord and Tenant acknowledge and agree that the term of the Lease with respect to the Expansion Premises shall be the time period commencing on the Expansion Effective Date and expiring on June 30, 2027 (the “Expansion Term”).  The term of the Lease with respect to the Existing Premises is hereby extended to expire simultaneously with the Expansion Term.

4.Base Rent.

a.Commencing on the Expansion Effective Date, Tenant shall pay Base Rent for the Expansion Premises in accordance with the Lease in the amounts set forth below:

Lease Period	Annual Base Rent	Monthly Installment of Base Rent	Annual Rental Rate per Rentable Square Foot
Month 1-12 of Expansion Term	$1,027,225.00	$85,602.08*	$85.00
Month 13-24 of Expansion Term	$1,058,041.75	$88,170.15	$87.55
Month 25-36 of Expansion Term	$1,089,783.00	$90,815.25	$90.18
Month 37-48 of Expansion Term	$1,122,476.49	$93,539.71	$92.88
Month 49-60 of Expansion Term	$1,156,150.79	$96,345.90	$95.67
Month 61-72 of Expansion Term	$1,190,835.31	$99,236.28	$98.54
Month 73-84 of Expansion Term	$1,226,560.37	$102,213.36	$101.49
Month 85 of Expansion Term – 6/30/2027	$1,263,357.18	$105,279.77	$104.54

This rent schedule does not include any operating expense pass-through adjustments or other additional rent to be computed and collected in accordance with the Lease.

* Notwithstanding the foregoing, Base Rent shall be abated for the first three and one half (3.5) calendar months of the Expansion Term for the Expansion Premises only; provided, however, if the Lease or Tenant’s right to possess the Premises is terminated as a result of an Event of Default by Tenant, Landlord shall be entitled to recover from Tenant, in addition to all other rights and remedies available to Landlord, all unamortized (amortization shall be on a straight-line basis over the Expansion Term) abated Base Rent.

b.Prior to July 1, 2022, Tenant shall continue to pay Base Rent for the Existing Premises in accordance with the terms and conditions of the Lease. Commencing on July 1, 2022, Tenant shall pay Base Rent for the Existing Premises at the rate per Rentable Square Foot then applicable to the Expansion Premises (so, by way of example, if July 1, 2022 falls during the thirty-third (33rd) month of the Expansion Premises Term, the Base Rent for the Existing Premises from July 1, 2022 until the last day of the thirty-sixth (36th) month of the Expansion Term would be $90.18 per Rentable Square Foot of the Existing Premises and would increase to $92.88 per Rentable Square Foot of the Existing Premises on the first day of the thirty-seventh (37th) month of the Expansion Term. Promptly following the Expansion Effective Date, Landlord and Tenant shall execute a Confirmation of the Expansion Effective Date and the Base Rent for the Existing Premises substantially in the form attached hereto as Exhibit E.

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5.	Condition of Premises.

a.Tenant shall construct improvements to the Premises (the “Tenant Improvements”) in substantial conformity with the plans and outline specifications of the plan to be prepared pursuant to the provisions of the Work Letter (the “Work Letter”) attached hereto as Exhibit B. Landlord shall provide Tenant with a one-time tenant improvement allowance in the amount of $100.00 per rentable square foot of the Expansion Premises (i.e. $1,208,500.00) (the “Expansion Premises Allowance”) and $30.00 per rentable square foot of the Existing Premises (i.e. $571,080) (the “Existing Premises Allowance” and, together with the Expansion Premises Allowance, the “Tenant Improvement Allowance”) for the costs relating to the Tenant Improvements. The Expansion Premises Allowance shall only be used for the costs relating to the Tenant Improvements in the Expansion Premises. The Existing Premises Allowance may be used for the costs relating to the Tenant Improvements in the Existing Premises and/or the Expansion Premises, in Tenant’s sole discretion.  In no event shall Landlord be obligated to contribute toward the cost of the Tenant Improvements which are not agreed upon by Landlord or a total amount which exceeds the Tenant Improvement Allowance. Any portion of the Tenant Improvement Allowance which has not been expended and requested from Landlord pursuant to the terms of Section 2 of the Work Letter by April 30, 2020 shall be forfeited. Subject to Section 5(b) below, Tenant shall be responsible for any costs incurred to make the Existing Premises compliant under any applicable codes or Applicable Laws, as a result of the Tenant Improvements and Landlord shall be responsible for any costs incurred to make the Building (except for the Existing Premises) compliant under any applicable codes or Applicable Laws, as a result of the Tenant Improvements.

b.Landlord, at its sole cost and expense, shall renovate the restrooms and Common Areas on the tenth (10th) and eleventh (11th) floors of the Building (the “Landlord Work”), in substantial conformity with the new Building standard and the renovations performed on the eighteenth (18th) floor of the Building and in compliance with all applicable ADA Requirements. Landlord shall perform the Landlord Work within twenty-four (24) months of the Effective Date; provided, however, if, as the result of the Tenant Improvements or in order to comply with the applicable ADA Requirements, additional work is required to make the restrooms or Common Areas compliant under any applicable codes or Applicable Laws, Landlord shall perform such work promptly following the date upon which such additional work becomes necessary or as required by such ADA Requirement.

c.Subject to Section 5(a) and 5(b) above, Tenant acknowledges and agrees that Landlord shall have no obligation to make or pay for any improvements to the Premises in connection with this Amendment and Tenant accepts the Premises in its “AS IS” condition. To Landlord’s actual knowledge, there are no defects in the Expansion Premises that would render the space unusable for the Permitted Use. As used herein, “Landlord’s actual knowledge” shall only refer to the actual knowledge of James Osburn and shall not be construed, by imputation or otherwise, to refer to the knowledge of any other officer, agent, representative or employee of Landlord.

d.Landlord hereby agrees that Landlord shall notify Tenant in writing at the time Tenant submits to Landlord for Landlord’s approval its Construction Drawings (as defined in the Work Letter) if Tenant shall be required to remove any portion of the Tenant Improvements upon the expiration or any earlier termination of the Lease.  If Landlord does not so notify Tenant, notwithstanding anything to the contrary contained in the Lease, Tenant shall not be required to remove any portion of the Tenant Improvements upon the expiration or any earlier termination of the Lease.

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6.

Rentable Square Feet of the Building. The rentable square feet of the Building, as set forth in the Summary of Basic Lease Information in the Original Lease, is hereby amended to state that the Building is 264,492 rentable square feet.

7.

Tenant’s Share. Effective as of the Expansion Effective Date, the definition of “Tenant’s Share” set forth in the Summary of Basic Lease Information in the Original Lease shall be modified to provide that Tenant’s Share for the Existing Premises shall be 7.20% and Tenant’s Share for the Expansion Premises shall be 4.57%.

8.

Base Year.  Effective as of the Expansion Effective Date, the Base Year, as set forth in the Summary of Basic Lease Information in the Original Lease, shall be the twelve (12) month period commencing on January 1, 2019 and ending on December 31, 2019 with respect to the Expansion Premises. Effective as of July 1, 2022, the Base Year, as set forth in the Summary of Basic Lease Information in the Original Lease, shall be the twelve (12) month period commencing on January 1, 2022 and ending on December 31, 2022 with respect to the Existing Premises.

9.

Security Deposit. Concurrently with Tenant’s execution of this Amendment, Tenant shall deposit with Landlord the sum of $105,279.77 (the “Additional Security Deposit”). The Additional Security Deposit shall be added to the Security Deposit presently being held by Landlord under the Lease in the amount of $119,535.00 (the “Original Security Deposit”). From and after the Effective Date, the term “Security Deposit” shall mean and refer to the aggregate of the Additional Security Deposit and the Original Security Deposit in the amount of $224,814.77. The Additional Security Deposit shall be subject to, and the use and application thereof governed by, Article 21 of the Original Lease.

10.	Interruption of Use. The last sentence of Section 6.3 of the Original Lease is hereby deleted in its entirety and replaced with the following:

“Notwithstanding any provisions herein to the contrary, if any utility services necessary for Tenant’s operation of its business in the Premises are not available to Tenant, not due to any act or omission by Tenant or Tenant’s Agents, beyond the greater of (i) five (5) business days, or (ii) the time period during which Tenant is reimbursed by its insurance company under its business interruption insurance policy, then Tenant shall have the right to abate the payment of Base Rent until such services are restored.”

11.	Waiver. Section 10.1 of the Original Lease is hereby amended to include the following:

“Tenant waives and releases Landlord from and against all claims for recovery for any loss or damage to Tenant’s property arising out of earthquakes or floods, regardless of whether Tenant has insurance covering such loss or damage.”

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12.

Parking. Article 27 of the Original Lease is hereby deleted in its entirety and, as of the Effective Date, Tenant shall have no further rights use to its one (1) parking space and no further obligation to pay Landlord for parking.

13.

Signage. Landlord will, at Landlord’s sole cost and expense, furnish Tenant building standard identification signage on or beside the elevator lobby of the Expansion Premises.  Subject to Landlord’s prior written approval, which shall not be unreasonably withheld, conditioned or delayed, Tenant shall have the right to install custom signage on the tenth (10th) and eleventh (11th) floors of the Building, at Tenant’s sole cost and expense.

14.

Right of First Offer. Tenant may periodically request in writing from Landlord (the “Request Notice”), but not during the first six (6) months of the Term or more than once in any calendar year, that Landlord advise Tenant if the space on the ninth (9th) floor, known as Suite 900, or the twelfth (12th) floor, known as Suite 1200, of the Building (the “Offer Space”) is vacant and available or if the Offer Space is coming vacant and available during the following twelve (12) months. Landlord shall, within fifteen (15) business days of receiving the Request Notice, deliver to Tenant notice identifying if the Offer Space is vacant and available or that Landlord has determined it will become vacant and available during the following twelve (12) month period (“Availability Notice”). Within fifteen (15) business days of Tenant’s receipt of the Availability Notice, Tenant shall deliver written notice to Landlord of (i) its intention to lease the Offer Space, or (ii) its election to not lease the Offer Space. If Tenant does not deliver written notice within such fifteen (15) business day time period, Tenant shall be deemed to have elected not to lease the Offer Space.  If Tenant leases the Offer Space, the Base Rent payable for the Offer Space shall be equal to the Fair Market Rent (as such term is hereinafter defined). Tenant’s rights under this Section 14 shall be subject to Tenant not then being in an Event of Default under of any of its obligations under this Lease beyond all applicable notice and cure periods, Tenant not having previously been in a material or monetary Event of Default under any of its obligations under this Lease more than once, and Tenant or any Transferee pursuant to a Permitted Transfer being in occupancy of the entirety of the Premises. If Tenant elects not to lease the Offer Space, Tenant’s rights with respect to the Offer Space shall lapse and terminate and Tenant shall have no further rights under this Section 14, and Landlord may, at its discretion, lease the Offer Space on such terms and conditions as Landlord shall determine.  If Tenant elects to lease only Suite 900 or Suite 1200, but not both, Tenant’s rights with respect to the other suite shall lapse and terminate, and Landlord may, at its discretion, lease such space on such terms and conditions as Landlord shall determine.

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15.	Renewal Option.

a.Provided that there then exists no Event of Default by Tenant under the Lease nor any event that with the giving of notice and/or the passage of time would constitute an Event of Default, and that Tenant or any Transferee pursuant to a Permitted Transfer is the sole occupant of the Premises, Tenant shall have the option to renew this Lease for one (1) additional term of five (5) years (the “Renewal Term”).  The Renewal Term shall be subject to all of the terms and conditions of the Lease except (i) the Base Rent payable during the first year of the Renewal Term shall be equal to the Fair Market Rent (as such term is hereinafter defined), (ii) the Base Rent payable during each subsequent year of the Renewal Term shall be equal to one hundred three percent (103%) of the Base Rent payable during the immediately preceding year, (iii) the Base Years shall adjust to the calendar year 2027, (iv) Landlord shall have no obligations with respect to improvements to the Premises with respect to the Renewal Term and (v) Tenant shall have no further option to extend the Term.  If Tenant chooses to exercise such option, it shall give written notice to Landlord of its exercise of the option at least nine (9) months, but no more than twelve (12) months, prior to the expiration of the then-current Term.

b.For purposes of this Lease, “Fair Market Rent” shall mean the base rent, for comparable space, net of all free or reduced rent periods, work letters, cash allowances, fit-out periods and other tenant inducement concessions however denominated, as mutually agreed by Landlord and Tenant after Landlord’s receipt of Tenant’s notice of intent to renew.  Landlord shall notify Tenant of the applicable Fair Market Rent as determined by Landlord within fifteen (15) days after receipt of Tenant’s notice of intent to renew.  In determining the Fair Market Rent, Landlord shall take into account applicable measurement and the loss factors, applicable lengths of lease term, differences in size of the space demised, the location of the Building and comparable buildings, amenities in the Building and comparable buildings, the ages of the Building and comparable buildings, differences in operating expenses and tax escalations, the creditworthiness of Tenant and other factors normally taken into account in determining Fair Market Rent.  The Fair Market Rent shall reflect the level of improvement to be made by Landlord to the Premises and the services provided under this Lease.

c.Landlord shall notify Tenant of the applicable Fair Market Rent as determined by Landlord within fifteen (15) days after receipt of Tenant’s notice of intent to renew. Tenant shall have thirty (30) days in which to give written notice to Landlord that Tenant (a) disagrees with Landlord’s proposed Fair Market Rent, or (b) accepts Landlord’s proposed Fair Market Rent.  If Tenant fails to notify Landlord that it either accepts Landlord’s proposed Fair Market Rent or disagrees with Landlord’s proposed Fair Market Rent within the thirty (30) days described in the immediately preceding sentence, Tenant shall be deemed to have accepted Landlord’s proposed Fair Market Rent for the applicable extended Lease Term. If Tenant disagrees with Landlord’s proposed Fair Market Rent, then Landlord and Tenant shall endeavor in good faith to agree upon the Fair Market Rent within the next thirty (30) days (the “Negotiation Period”).  If Landlord and Tenant are unable to agree upon the Fair Market Rent within such Negotiation Period, then the Fair Market Rent shall be determined by the arbitration procedure set forth below.

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d.Within ten (10) days following the expiration of the Negotiation Period, Tenant and Landlord shall each notify the other, in writing, of their respective selections of a commercial real estate broker or salesperson to determine the Fair Market Rent (respectively, “Landlord’s Arbitrator” and “Tenant’s Arbitrator”). If a party does not appoint such a broker or salesperson within such ten (10) day period, the single broker or salesperson appointed shall be the sole broker and shall set the Fair Market Rent.  The cost of such sole broker shall be borne equally by the parties.  If two brokers are appointed by the parties as provided in this paragraph, Landlord’s Arbitrator and Tenant’s Arbitrator shall then jointly select a third broker meeting the qualifications stated above (the “Third Arbitrator”) within fifteen (15) days of their appointment. The three arbitrators shall determine the Fair Market Rent in accordance with the requirements and criteria set forth in the preceding paragraph above, employing the method commonly known as Baseball Arbitration, whereby Landlord’s Arbitrator and Tenant’s Arbitrator each sets forth its determination of the Fair Market Rent as defined above and the Third Arbitrator must select one or the other (it being understood that the Third Arbitrator shall be expressly prohibited from selecting a compromise figure).  Landlord’s Arbitrator and Tenant’s Arbitrator shall deliver their determinations of the Fair Market Rent to the Third Arbitrator within five (5) days of the appointment of the Third Arbitrator and the Third Arbitrator shall render his or her decision within ten (10) days after receipt of both of the other two determinations of the Fair Market Rent.  The Third Arbitrator’s decision shall be binding on both Landlord and Tenant.  Each party shall bear the cost of its own arbitrator and shall share equally in the cost of the Third Arbitrator.

16.	Compliance. Tenant agrees to comply with the California Safe Drinking Water and Toxic Enforcement Act of 1986 (commonly referred to as “Proposition 65”) and associated regulations.
17.	Certified Access Specialist. Section 17 of the Second Amendment is hereby amended to include the following:

“A CASp can inspect the subject Premises and determine whether the Premises comply with all of the applicable construction-related accessibility standards under state law.  Although state law does not require a CASp inspection of the Premises, Landlord may not prohibit Tenant from obtaining a CASp inspection of the Premises for the occupancy or potential occupancy of Tenant, if requested by Tenant.  The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the Premises; provided, however, that nothing in this section shall alter or modify the terms of the Lease or Landlord’s or Tenant’s obligations thereunder.  Tenant acknowledges receipt of: (i) a Disabilities Access Obligations Notice (attached hereto as Exhibit C) required under the terms of the San Francisco Administrative Code, and agrees to sign and deliver such Notice to Landlord concurrently with the execution and delivery of this Amendment, and (ii) a copy of the Small Business Commission’s Access Information Notice in English (and Landlord shall provide such Access Information, upon request, in Tenant’s requested language).”

18.

Waiver of Statutory Provisions. Tenant hereby waives the benefits of: (i) Section 1931 of the California Civil Code (pertaining to the termination of a hiring); (ii) Section 1945 of the California Civil Code (pertaining to a renewal of a lease by acceptance of rent); (iii) Section 1263.260 of the California Code of Civil Procedure (pertaining to the removal of improvements upon condemnation); and (iv) Section 1951.3 of the California Civil Code (pertaining to notice of abandonment).

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19.

Assignment & Subletting. Section 14.3 of the Original Lease is hereby amended to provide that for the purposes of calculating excess rents payable to Landlord in connection with any Assignment or Subletting for which Landlord grants consent, Tenant shall be entitled, as part of Tenant’s Costs, to deduct legal fees.

20.	Building Rules. Exhibit D to the Original Lease is hereby deleted in its entirety and replaced with Exhibit D attached hereto.
21.

Brokers.  Landlord and Tenant each represents and warrants to the other that it has not employed or worked with any broker, agent, or finder in connection with this Amendment, and that no commission is due to any other broker, agent or finder with respect to this Amendment, other than Jones Lang LaSalle, who represents Landlord ("Landlord's Broker") and Cushman & Wakefield, who represents Tenant (“Tenant’s Broker”).  Landlord shall pay Landlord's Broker and Tenant’s Broker pursuant to separate agreement. Landlord and Tenant each agrees to indemnify, defend and hold harmless the other and their directors, officers and employees from and against all threatened or asserted third party claims, liabilities, costs and damages (including reasonable attorney’s fees and disbursements) which may occur as a result of a breach of this representation and warranty.

22.

Ratification; Counterparts.  Except as expressly modified herein, the terms and conditions of the Lease are hereby ratified and confirmed and shall remain unchanged and in full force and effect.  This Amendment may be executed in any number of counterparts, each of which shall be an original and all of which together shall constitute but one and the same instrument, and facsimile signatures shall be deemed to be original signatures and of the same force and effect.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment pursuant to due authority as of the day and year first above written.

LANDLORD:

SPEAR STREET CORRIDOR LLC,
a Delaware limited liability company

By:	/s/ Albert Hwang
Name:	Albert Hwang
Title:	Authorized Signatory

TENANT:

FORRESTER RESEARCH, INC.,
a Delaware corporation

By:	/s/ Michael Doyle
Name:	Michael Doyle
Title:	Chief Financial Officer

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EXHIBIT A

EXPANSION PREMISES

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EXHIBIT B

WORK LETTER

This Work Letter (this “Work Letter”) is attached to and made a part of that certain Lease (the “Lease”), between SPEAR STREET CORRIDOR (“Landlord”), and FORRESTER RESEARCH, INC. (“Tenant”).  The terms used in this Work Letter that are defined in the Lease shall have the same meanings as provided in the Lease.

SECTION 1.

AS-IS CONDITION

Tenant hereby accepts the base, shell and core (i) of the Premises and (ii) of the floor(s) of the Building on which the Premises are located (collectively, the “Base, Shell and Core”), in its current “AS-IS” condition existing as of the date of the Third Amendment to Office Lease by and between Landlord and Tenant (the “Amendment”).  Except for the Tenant Improvement Allowance set forth below, and except as provided for in the Lease, Landlord shall not be obligated to make or pay for any alterations or improvements to the Premises, the Building or the Complex.  Upon execution of the Amendment, Landlord shall provide Tenant (or its Architect, as defined below) with Landlord’s most recently prepared wet-stamped path of travel drawings for the Building and CAD drawings for the Expansion Space.

SECTION 2.

TENANT IMPROVEMENTS

2.1Tenant Improvement Allowance.  Tenant shall be entitled to a one-time tenant improvement allowance in the amount of up to, but not exceeding One Hundred Dollars ($100.00) per rentable square foot of the Expansion Premises (the “Expansion Premises Allowance”) and Thirty Dollars ($30.00) per rentable square foot of the Existing Premises (together with the Expansion Premises Allowance, the “Tenant Improvement Allowance”). The Tenant Improvement Allowance shall be used for the costs relating to the design, permitting and construction of Tenant’s improvements which are permanently affixed to the Premises (the “Tenant Improvements”); provided, however, that Landlord shall have no obligation to disburse all or any portion of the Tenant Improvement Allowance to Tenant unless Tenant makes a request for disbursement pursuant to the terms and conditions of Section 2.2 below prior to April 30, 2020.  The Expansion Premises Allowance shall only be used for the costs relating to the Tenant Improvements in the Expansion Premises. The Existing Premises Allowance may be used for the costs relating to the Tenant Improvements in the Existing Premises and/or the Expansion Premises, in Tenant’s sole discretion. In no event shall Landlord be obligated to make disbursements pursuant to this Work Letter in a total amount which exceeds the Tenant Improvement Allowance.  Tenant shall not be entitled to receive any cash payment or credit against Rent or otherwise for any unused portion of the Tenant Improvement Allowance which is not used to pay for the Tenant Improvement Allowance Items (as such term is defined below).

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2.2	Disbursement of the Tenant Improvement Allowance.

2.2.1Tenant Improvement Allowance Items.  Except as otherwise set forth in this Work Letter, the Tenant Improvement Allowance shall be disbursed by Landlord only for the following items and costs (collectively, the “Tenant Improvement Allowance Items”):

2.2.1.1payment of the fees of the “Architect” and the “Engineers”, as those terms are defined in Section 3.1 of this Work Letter and the fees of Tenant’s project manager and its consultants;

2.2.1.2the payment of plan check, permit and license fees relating to construction of the Tenant Improvements;

2.2.1.3the cost of construction of the Tenant Improvements, including, without limitation, construction materials, contractors’ and subcontractors’ fees and general conditions, costs of construction materials and parts, testing and inspection costs, costs of trash removal, parking and hoists, costs of leased equipment;

2.2.1.4the cost of any changes in the Base, Shell and Core work when such changes are required by the Construction Drawings, such cost to include all direct architectural and/or engineering fees and expenses incurred in connection therewith;

2.2.1.5the cost of any changes to the Construction Drawings or Tenant Improvements required by Applicable Laws;

2.2.1.6sales and use taxes and Title 24 fees;

2.2.1.7the “Coordination Fee”, as that term is defined in Section 4.2.2.2 of this Work Letter; and

2.2.1.8all other costs, up to, but not exceeding Twenty Thousand Dollars ($20,000), to be reasonably expended by Landlord in connection with the construction of the Tenant Improvements if requested by Tenant or required by Applicable Laws or otherwise incurred by Landlord hereunder, except to the extent Landlord is required pursuant to the terms hereof to incur such costs on its own behalf.

2.2.2Disbursement of Tenant Improvement Allowance.  Subject to Section 2.1 above, during the construction of the Tenant Improvements, Landlord shall make disbursements of the Tenant Improvement Allowance for Tenant Improvement Allowance Items for the benefit of Tenant and shall authorize the release of monies for the benefit of Tenant as follows:

2.2.2.1Disbursements.  From time to time during the construction of the Tenant Improvements (but no more frequently than monthly), Tenant shall deliver to Landlord: (i) a request for payment of the “Contractor”, as that term is defined in Section 4.1 below, approved by Tenant, showing the schedule, by trade, of percentage of completion of the Tenant Improvements in the Premises, detailing the portion of the work completed and the portion not completed, and demonstrating that the relationship between the cost of the work completed and the cost of the work to be completed complies with the terms of the “Construction Budget”, as that term is defined in Section 4.2.1 below; (ii) invoices from all of “Tenant’s Agents”, as that term is defined in Section 4.1.2 below, for labor rendered and materials

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delivered to the Premises; (iii) executed mechanic’s lien releases from Contractor and all subcontractors which shall comply with the appropriate provisions, as reasonably determined by Landlord, of California Civil Code Sections 8132-8138; and (iv) each of the general disbursement items referenced in Section 2.2.2.3 below, and all other information reasonably requested by Landlord with respect to such disbursement.  Tenant’s request for payment shall be deemed Tenant’s acceptance and approval of the work furnished and/or the materials supplied as set forth in Tenant’s payment request, except for any unknown defects.  Within thirty (30) days following Landlord’s receipt of a completed disbursement request submission, Landlord shall deliver a check to Tenant in payment of the lesser of (A) the amounts so requested by Tenant, as set forth in this Section 2.2.2.1, above, less a ten percent (10%) retention (the aggregate amount of such retentions to be known as the “Final Retention”) and (B) the balance of any remaining available portion of the Tenant Improvement Allowance (not including the Final Retention), provided that Landlord does not reasonably dispute any request for payment based on noncompliance of any work with the “Approved Working Drawings”, as that term is defined in Section 3.4 below, or due to any substandard work.  Landlord’s payment of such amounts shall not be deemed Landlord’s approval or acceptance of the work furnished or materials supplied as set forth in Tenant’s payment request.

2.2.2.2Final Retention.  Subject to the provisions of this Work Letter, a check for the Final Retention payable to Tenant shall be delivered by Landlord to Tenant within thirty (30) days following the completion of construction of the Premises, provided that (i) Tenant delivers to Landlord properly executed and fully unconditional mechanics lien releases in compliance with both California Civil Code Section 8134 and either Section 8136 or Section 8138, and (ii) Landlord has determined that no substandard work exists which materially and adversely affects the mechanical, electrical, plumbing, heating, ventilating and air conditioning, life-safety or other systems of the Building, the curtain wall of the Building, the structure or exterior appearance of the Building, or any other tenant’s use of such other tenant’s leased premises in the Building, (iii) Tenant has delivered to Landlord a certificate of occupancy or permit cards signed off by the City with respect to the Premises; (iv) Tenant has delivered to the Office of the Building as-built plans and City-permitted plans for the Tenant Improvements; (v) Tenant has delivered to the Office of the Building operation manuals and warranties for equipment included within the Tenant Improvements, if applicable (electronic copies are acceptable), and (vi) Tenant has delivered to Landlord each of the general disbursement items referenced in Section 2.2.2.3 below.

2.2.2.3General Disbursement Requirements.  In addition to the disbursement requirements referenced above, Tenant acknowledges and agrees that the following items are required as a condition to any disbursement of the Tenant Improvement Allowance:

•	Copy of contract with Tenant’s General Contractor
•	Copy of General Contractor’s certificate of insurance, including Additional Insured endorsement naming Landlord as an Additional Insured
•	General Contractor’s Schedule of Values, showing total contract value

2.2.2.4Other Terms.  Landlord shall only be obligated to make disbursements from the Tenant Improvement Allowance to the extent costs are incurred by Tenant for Tenant Improvement Allowance Items.

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SECTION 3.

SECTION 4.

CONSTRUCTION DRAWINGS

4.1Selection of Architect/Construction Drawings.  Tenant shall retain an architect/space planner reasonably approved by Landlord (the “Architect”), to prepare the Construction Drawings.  Tenant shall retain the engineering consultants reasonably designated by Landlord (the “Engineers”) to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, life safety, and sprinkler work in the Premises (and Landlord hereby acknowledges that Tenant shall have the right, but not the obligation, to use MSA as the Architect).  The plans and drawings to be prepared by Architect and the Engineers hereunder shall be known collectively as the “Construction Drawings”. All Construction Drawings shall comply with the drawing format and specifications reasonably determined by Landlord, and shall be subject to Landlord’s approval, which approval shall not be unreasonably withheld or conditioned, and shall be granted or denied within ten (10) business days after the submission of the Construction Drawings to Landlord for approval.  Any disapproval by Landlord shall specify in reasonable detail the reason for such disapproval.  Following any disapproval by Landlord as provided herein, Tenant shall revise the applicable Construction Drawings in response to Landlord’s disapproval, following which Landlord shall again grant or deny its consent within five (5) business days.  The foregoing process shall be repeated until final Construction Drawings are approved.  Tenant and Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the base building plans, and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith.  Landlord’s review of the Construction Drawings as set forth in this Section 3, shall be for its sole purpose and shall not imply Landlord’s review of the same, or obligate Landlord to review the same, for quality, design, Code compliance or other like matters.  Accordingly, notwithstanding that any Construction Drawings are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord’s space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings.

4.2Final Space Plan.  Tenant shall supply Landlord with four (4) copies signed by Tenant of its final space plan for the Premises before any architectural working drawings or engineering drawings have been commenced.  The final space plan (the “Final Space Plan”) shall include a layout and designation of all offices, rooms and other partitioning and their intended use.  Landlord may request clarification or more specific drawings for special use items not included in the Final Space Plan.  Landlord shall advise Tenant within five (5) business days after Landlord’s receipt of the Final Space Plan for the Premises if the same is unsatisfactory or incomplete in any respect.  If Tenant is so advised, Tenant shall promptly (i) cause the Final Space Plan to be revised to correct any deficiencies or other matters Landlord may reasonably require, and (ii) deliver such revised Final Space Plan to Landlord.  The foregoing process shall be repeated until the Final Space Plan is approved.

4.3Final Working Drawings.  After the Final Space Plan has been approved by Landlord and Tenant, Tenant shall promptly cause the Architect and the Engineers to complete the architectural and engineering drawings for the Premises, and cause the Architect to compile a fully coordinated set of architectural, structural, mechanical, electrical and plumbing working drawings in a

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form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits for the Tenant Improvements (collectively, the “Final Working Drawings”), and shall submit the same to Landlord for Landlord’s approval.  Tenant shall supply Landlord with four (4) copies signed by Tenant of such Final Working Drawings. Landlord shall have the right to have its building architect and engineers review the Final Working Drawings. Landlord shall advise Tenant within five (5) business days after Landlord’s receipt of the Final Working Drawings for the Premises if, in Landlord’s reasonable determination, the same is unsatisfactory or incomplete in any respect.  Landlord shall not disapprove the Final Working Drawings if the same are consistent with the Construction Drawings. If Tenant is so advised, Tenant shall promptly (i) revise the Final Working Drawings in accordance with such review and any reasonable disapproval of Landlord in connection therewith, and (ii) deliver such revised Final Working Drawings to Landlord.  The foregoing process shall be repeated until the Final Working Drawings are approved.

4.4Approved Working Drawings.  The Final Working Drawings shall be approved by Landlord (the “Approved Working Drawings”) prior to the commencement of construction of the Premises by Tenant.  After approval by Landlord of the Final Working Drawings, Tenant shall promptly submit the same to the appropriate governmental authorities for all applicable building permits.  Tenant hereby agrees that neither Landlord nor Landlord’s consultants shall be responsible for obtaining any building permit for the Tenant Improvements or certificate of occupancy for the Premises and that obtaining the same shall be Tenant’s responsibility; provided, however, that Landlord shall cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any such permit or certificate of occupancy.  No changes, modifications or alterations in the Approved Working Drawings, other than minor changes that are necessary to account for existing conditions in the Building or are otherwise non-material, may be made without the prior written consent of Landlord, which consent shall not be unreasonably withheld or conditioned and shall be granted or reasonably denied within five (5) business days following request.

4.5Non Standard Tenant Improvements.  “Non Standard Tenant Improvements” shall mean (a) any part of the Tenant Improvements which do not constitute Building standard tenant improvements, including, but not limited to, plumbing and millwork; and (b) a configuration of the Tenant Improvements which is not usual and customary for normal occupancy.  Provided Landlord notifies Tenant in writing of such requirement at the time Landlord approves the Working Drawings, Tenant shall be required to remove such Non Standard Tenant Improvements designated by Landlord for removal at the expiration or earlier termination of the Lease and repair any damage caused thereby. At the time the Tenant submits plans for Landlord approval, Landlord will notify Tenant which, if any, Tenant Improvements in the Expansion Premises will be required to be removed by Tenant at the expiration or any earlier termination of the Lease. In no event shall Tenant be required to remove any Tenant Improvements which are not Non Standard Improvements.

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SECTION 5.

CONSTRUCTION OF THE TENANT IMPROVEMENTS

5.1	Tenant’s Selection of Contractor and Tenant’s Agents.

5.1.1The Contractor.  Tenant shall select and retain a general contractor (“Contractor”) to construct the Tenant Improvements.  Such Contractor shall be subject to Landlord’s approval, which approval shall not be unreasonably withheld or conditioned, and shall be given or reasonably denied within three (3) business days following Tenant’s request for approval.  Landlord hereby approves TCB Builders, Inc. as the Contractor.

5.1.2Tenant’s Agents.  All subcontractors, laborers, materialmen, and suppliers used by Tenant in connection with the Tenant Improvements and the Contractor shall be known collectively as “Tenant’s Agents”.  All subcontractors shall be approved in writing by Landlord, which approval shall not be unreasonably withheld or conditioned and shall be given or reasonably denied within three (3) business days following Tenant’s request for approval; provided that, in any event, Tenant must contract with Landlord’s base building subcontractors to review any life safety work in the Premises, if Tenant does not retain Landlord’s contractors for such life safety work.  If requested by Landlord, Tenant’s Agents shall all be union labor in compliance with the master labor agreements existing between trade unions and the local chapter of the Associated General Contractors of America, except for Tenant’s Agents for specialty work for which qualified union labor is not available.

5.2	Construction of Tenant Improvements by Tenant’s Agents.

5.2.1Construction Contract; Cost Budget.  Tenant shall submit to Landlord a copy of the construction contract and general conditions with Contractor (the “Contract”) for Landlord’s records.  Prior to the commencement of the construction of the Tenant Improvements, Tenant shall provide Landlord with a written detailed cost breakdown (the “Final Costs Statement”), by trade, of the final costs to be incurred, or which have been incurred, as set forth more particularly in Section 2.2.1.1 through 2.2.1.8 above, in connection with the design and construction of the Tenant Improvements to be performed by or at the direction of Tenant or the Contractor (which costs form a basis for the amount of the Contract, if any (the “Final Costs”).  To the extent the Final Costs exceed the Tenant Improvement Allowance (less any portion thereof already disbursed by Landlord, or in the process of being disbursed by Landlord, on or before the commencement of construction of the Tenant Improvements), Tenant shall make payments for such additional costs (the “Over-Allowance Amount”) out of its own funds, but Tenant shall provide Landlord with the documents described in Sections 2.2.2.1(i), (ii), and (iii) above prior to Tenant paying such costs.

5.2.2	Tenant’s Agents.

5.2.2.1Landlord’s General Conditions for Tenant’s Agents and Tenant Improvement Work.  Tenant’s and Tenant’s Agents’ construction of the Tenant Improvements shall comply with the following: (i) the Tenant Improvements shall be constructed in strict accordance with the Approved Working Drawings; (ii) Tenant and Tenant’s Agents shall not, in any way, interfere with, obstruct, or delay, the work of Landlord’s base building contractor and subcontractors with respect to any work in the Building; (iii) Tenant’s Agents shall submit schedules of all work relating to the Tenant’s

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Improvements to Contractor and Contractor shall, within five (5) business days of receipt thereof, inform Tenant’s Agents of any changes which are necessary thereto, and Tenant’s Agents shall adhere to such corrected schedule; and (iv) Tenant shall abide by all uniform rules applicable to all tenants and made by Landlord’s Building contractor or Landlord’s Building manager and provided to Tenant with respect to the use of freight, loading dock and service elevators, storage of materials, coordination of work with the contractors of other tenants, and any other matter in connection with this Work Letter, including, without limitation, the construction of the Tenant Improvemaents.

5.2.2.2Coordination Fee.  Tenant shall pay a logistical coordination fee (the “Coordination Fee”) to Landlord in an amount equal to one hundred fifty dollars ($150.00) per hour (capped at $20,000.00) for time actually expended and documented by Landlord in connection with the design and construction of the Tenant Improvements, which Coordination Fee shall be for services relating to the coordination of the construction of the Tenant Improvements and for the review of Tenant’s plans and drawings as referenced in Section 3 above, which amount shall be charged against the Tenant Improvement Allowance.

5.2.2.3Indemnity.  Tenant’s indemnity of Landlord as set forth in the Lease shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to any act or omission of Tenant or Tenant’s Agents, or anyone directly or indirectly employed by any of them, or in connection with Tenant’s nonpayment of any amount arising out of the Tenant Improvements and/or Tenant’s disapproval of all or any portion of any request for payment.  Such indemnity by Tenant, as set forth in the Lease, shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to Landlord’s performance of any ministerial acts reasonably necessary (i) to permit Tenant to complete the Tenant Improvements, and (ii) to enable Tenant to obtain any building permit or certificate of occupancy for the Premises.

5.2.2.4Insurance Requirements.

5.2.2.4.1General Coverages.  All of Tenant’s Agents shall carry worker’s compensation insurance covering all of their respective employees, and shall also carry public liability insurance, including property damage, all with limits, in form and with companies as are required to be carried by Tenant as set forth in the Lease.

5.2.2.4.2Special Coverages.  Tenant shall cause the Contractor to carry “Builder’s All Risk” insurance in an amount approved by Landlord covering the construction of the Tenant Improvements, and such other insurance as Landlord may reasonably require, it being understood and agreed that the Tenant Improvements shall be insured by Tenant pursuant to the Lease immediately upon completion thereof.  Such insurance shall be in amounts and shall include such extended coverage endorsements as may be reasonably required by Landlord, and in form and with companies as are required to be carried by Tenant as set forth in the Lease.

5.2.2.4.3General Terms.  Certificates for all insurance carried pursuant to this Section 4.2.2.4 shall be delivered to Landlord before the commencement of construction of the Tenant Improvements and before the Contractor’s equipment is moved onto the site.  In the event that the Tenant Improvements are damaged by any cause during the course of the construction thereof, Tenant shall immediately repair the same at Tenant’s sole cost and expense.  All policies carried under this Section 4.2.2.4 shall insure Landlord and Tenant, as their interests may appear, as well as Contractor

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and Tenant’s Agents, and shall name as additional insureds Landlord’s property manager, Landlord’s asset manager, and all mortgagees and ground lessors of the Building.  All insurance, except Workers’ Compensation, maintained by Tenant’s Agents shall preclude subrogation claims by the insurer against anyone insured thereunder.  Such insurance shall provide that it is primary insurance as respects the owner and that any other insurance maintained by owner is excess and noncontributing with the insurance required hereunder.  The requirements for the foregoing insurance shall not derogate from the provisions for indemnification of Landlord by Tenant under Section 4.2.2.3 of this Work Letter.

5.2.3

Governmental Compliance.  The Tenant Improvements shall comply in all respects with the following: (i) Applicable Laws, as each may apply according to the rulings of the controlling public official, agent or other person; (ii) applicable standards of the American Insurance Association (formerly, the National Board of Fire Underwriters) and the National Electrical Code; and (iii) building material manufacturer’s specifications.

5.2.4

Inspection by Landlord.  Landlord shall have the right to inspect the Tenant Improvements at all reasonable times, and upon reasonable notice to Tenant and Tenant’s general contractor, provided however, that Landlord’s failure to inspect the Tenant Improvements shall in no event constitute a waiver of any of Landlord’s rights hereunder nor shall Landlord’s inspection of the Tenant Improvements constitute Landlord’s approval of the same.  Should Landlord reasonably disapprove any portion of the Tenant Improvements, Landlord shall notify Tenant in writing of such disapproval and shall specify the items disapproved.  Any defects to or deviations in (compared to the Approved Working Drawings), and/or reasonable disapproval by Landlord of, the Tenant Improvements shall be rectified by Tenant at no expense to Landlord, provided however, that in the event Landlord determines that a defect or deviation exists and such defect or deviation adversely affects the mechanical, electrical, plumbing, heating, ventilating and air conditioning or life-safety systems of the Building, the structure or exterior appearance of the Building or any other tenant’s use of such other tenant’s leased premises, Landlord may, following notice to Tenant, take such action as Landlord reasonably deems necessary, at Tenant’s expense and without incurring any liability on Landlord’s part, to correct any such defect or deviation, including, without limitation, causing the cessation of performance of the construction of the Tenant Improvements until such time as the defect or deviation is corrected to Landlord’s reasonable satisfaction.

5.2.5

Meetings.  Commencing upon the execution of the Lease, Tenant shall hold weekly meetings at a reasonable time, with the Architect and the Contractor regarding the progress of the preparation of Construction Drawings and the construction of the Tenant Improvements, which meetings shall be held at a location determined by Tenant, and Landlord and/or its agents shall receive prior notice of, and shall have the right to attend, all such meetings, and, upon Landlord’s request, certain of Tenant’s Agents shall attend such meetings.  In addition, minutes shall be taken at all such meetings, a copy of which minutes shall be promptly delivered to Landlord.  One such meeting each month shall include the review of Contractor’s current request for payment.

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5.3Notice of Completion; Copy of “As Built” Plans.  Within ten (10) days after completion of construction of the Tenant Improvements, Tenant shall cause a Notice of Completion to be recorded in the office of the Recorder of the County in which the Building is located in accordance with Section 8182 of the Civil Code of the State of California or any successor statute, and shall furnish a copy thereof to Landlord upon such recordation.  If Tenant fails to do so, Landlord may execute and file the same on behalf of Tenant as Tenant’s agent for such purpose, at Tenant’s sole cost and expense.  At the conclusion of construction, (i) Tenant shall cause the Architect and Contractor (A) to update the Approved Working Drawings as necessary to reflect all changes made to the Approved Working Drawings during the course of construction, (B) to certify to the best of their knowledge that the “record-set” of as-built drawings are true and correct, which certification shall survive the expiration or termination of the Lease, (C) to deliver to Landlord two (2) sets of sepias of such as-built drawings within ninety (90) days following issuance of a certificate of occupancy for the Premises, and (D) to deliver to Landlord a computer disk containing the Approved Working Drawings in AutoCAD format, and (ii) Tenant shall deliver to Landlord a copy of all warranties, guaranties, and operating manuals and information relating to the improvements, equipment, and systems in the Premises.

5.4Coordination by Tenant’s Agents with Landlord.  Within fifteen (15) days of Tenant’s delivery of the Contract to Landlord under Section 4.2.1 of this Work Letter, Tenant shall furnish Landlord with a schedule setting forth the projected date of the completion of the Tenant Improvements and showing the critical time deadlines for each phase, item or trade relating to the construction of the Tenant Improvements.

SECTION 6.

SECTION 7.MISCELLANEOUS

7.1Tenant’s Representative.  Tenant has designated Jean Douglas as its sole representative with respect to the matters set forth in this Work Letter, who, until further notice to Landlord, shall have full authority and responsibility to act on behalf of the Tenant as required in this Work Letter.

7.2Landlord’s Representative.  Landlord has designated Jim Osburn as its sole representative with respect to the matters set forth in this Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Work Letter.

7.3Time of the Essence in This Work Letter.  Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days.  If any item requiring approval is timely disapproved by Landlord, the procedure for preparation of the document and approval thereof shall be repeated until the document is approved by Landlord.

7.4Tenant’s Lease Default.  Notwithstanding any provision to the contrary contained in the Lease, if an event of default by Tenant of this Work Letter (which, for purposes hereof, shall include, without limitation, the delivery by Tenant to Landlord of any oral or written notice that Tenant does not intend to occupy the Premises, and/or any other anticipatory breach of the Lease) or the Lease has occurred at any time on or before the substantial completion of the Premises, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, at law and/or in equity, Landlord shall have the right to withhold payment of all or any portion of the Tenant Improvement Allowance and/or Landlord

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may cause Contractor to cease the construction of the Premises (in which case, Tenant shall be responsible for any delay in the substantial completion of the Premises caused by such work stoppage), and (ii) all other obligations of Landlord under the terms of this Work Letter shall be forgiven until such time as such default is cured pursuant to the terms of the Lease (in which case, Tenant shall be responsible for any delay in the substantial completion of the Premises caused by such inaction by Landlord).  In addition, if the Lease is terminated prior to the Lease Commencement Date for any reason due to a default by Tenant as described in Article 22 of the Lease or under this Work Letter (including, without limitation, any anticipatory breach described above in this Section 5.4), then (A) Tenant shall be liable to Landlord for all damages available to Landlord pursuant to the Lease and otherwise available to Landlord at law and/or in equity by reason of a default by Tenant under the Lease or this Work Letter (including, without limitation, the remedies available to Landlord pursuant to California Civil Code Section 1951.2), and (B) Tenant shall pay to Landlord, as Additional Rent under the Lease, within five (5) days of receipt of a statement therefor, any and all costs (if any) incurred by Landlord (including any portion of the Tenant Improvement Allowance disbursed by Landlord; provided, however, that if Landlord does not demolish but instead retains the Tenant Improvements constructed with such disbursed portion of the Tenant Improvement Allowance, then Tenant shall not be liable for such disbursement) and not reimbursed or otherwise paid by Tenant through the date of such termination in connection with the Tenant Improvements to the extent planned, installed and/or constructed as of such date of termination, including, but not limited to, any costs related to the removal of all or any portion of the Tenant Improvements and restoration costs related thereto.

7.5Miscellaneous Charges.  Neither Tenant nor Tenant’s Agents shall be charged for Building services, such as freight elevator usage, or utilities, in connection with construction of the Tenant Improvements.

7.6Deemed Approval.  Notwithstanding anything to the contrary contained in this Work Letter, in the event that Landlord fails to timely respond to any matter in this Work Letter requiring Landlord’s consent or approval, Tenant shall deliver a second written request to Landlord and if Landlord fails to respond to such second written request within two (2) business days after receipt, then Tenant’s request shall be deemed approved.

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EXHIBIT C

DISABILITY ACCESS OBLIGATIONS UNDER

SAN FRANCISCO ADMINISTRATIVE CODE CHAPTER 38

[SIGNATURES ON FOLLOWING PAGE]

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By signing below, I confirm that I have read and understood this Disability Access Obligations Notice.

Date signed:	Tenant:

By:	/s/MichaelDoyle
Name:	Michael Doyle
Title:	Chief Financial Officer

1

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PROTECT YOUR BUSINESS FROM POTENTIAL ADA LAWSUITS

Businesses
Have you received an ADA notice?

no → **No Notice**

Pre-Assessment by Office of Small Business (OSB) & SF SHINES
- low amount of barriers
- medium amount of barriers
- high amount of barriers

yes → **Notice**
1. The business receives a letter(s). The letter(s) may be sent by a person with disability claiming he/she encountered accessibility problems while visiting your business. This letter(s) is often a precursor to a state or federal lawsuit and MUST NOT be ignored. Proactive action and response to the letter can prevent a lawsuit.
2. The business has received a lawsuit.

Attorney
Contact an experienced legal consultant or the Office of Small Business to respond to the letter or lawsuit.

CASp Action (see below)
- consult
- inspection report
- "readily achievable" solutions

Remediation/Resolution
Low, medium, high barriers scope of work by AND or an alternative architecture firm

Certified Access Specialist (CASp)

Signed into law on September 28, 2008, SB 1608 a Certified Access Specialist (CASp) report provides a defense against lawsuits, but only if the business obtained a CASp report BEFORE being sued. With a CASp report in hand, businesses may request a 90-day stay (a temporary stop) of the lawsuit filed in State Court and an Early Evaluation Conference (EEC) to explore fair settlements. A Certified Access Specialist (CASp) is a person that has been tested and certified by the state as an expert in disability access laws. A business that hires a CASp to inspect their buildings helps ensure compliance with disability access standards. After inspection, the CASp writes up an inspection report as proof that the business hired a CASp. A CASp should help your business identify "readily achievable" barriers for removal.

COMPLIANCE VS. LAWSUIT

Compliance is a recommended investment as not only will your business be less vulnerable to drive-by lawsuits, but you gain a growing market of seniors, families with baby strollers, and persons with disabilities. Cost will depend on the type of alterations, and on what's affordable at the present and future. If you decide to do nothing and rely on "luck" that you will not be sued, consider the potential costs of being an "unlucky" defendant. The reality today is that more ADA lawsuits are targeting small stores and minority-owned businesses because they are likely to settle rather than incur the costs and risks of litigation. The average cost to comply with a plaintiff's requested barrier removal is less than $4,000, according to amicus curiae brief filed in the Ninth Circuit of Appeal, *Jerry Doran v. Del Taco, Inc.* Fighting a lawsuit including paying a settlement may cost around $35,000, according to OSB. Investing in Certified Access Inspection and "readily achievable" compliance before a lawsuit is the best way to protect your business from expensive lawsuits.

BUSINESS RESOURCES

Office of Small Business
City Hall, room 110
1 Carlton B. Goodlett Place
San Francisco, CA 94102
415-554-6134 www.sfgsa.org/osb

Certified Access Specialists
www.sfgsa.org/osb

Asian Neighborhood Design
1245 Howard Street
San Francisco, CA 94103
415-575-0423, www.andnet.org

SF Shines - Office of Economic Workforce Development
City Hall, room 448
1 Carlton B. Goodlett Place
San Francisco, CA 94102
415-554-6969, www.oewd.org

San Francisco Bar Association
The Lawyer Referral and Information Service (LRIS) program offers businesses legal assistance from their panel of experienced lawyers.
www.sfbar.org/lawyerreferrals/index.aspx

BUSINESS RESOURCES

Department of Justice ADA Guide for Small Businesses
Business Briefs
www.ada.gov/business/briefs.htm

ADA Guide for Small Businesses
www.ada.gov/publicat.htm

DOJ toll-free ADA information line
800-514-0301

Department of Building Inspection - Technical Services Division
DBI staff persons are available to review state access requirements. Visit 1660 Mission Street, 4th floor to request a review of your business plans.
415-558-6084, www.sfgov.org/dbi

A Guide to Disabled Accessibility Compliance

Small Business Commission Access Information Notice

Presidio
Marina
Seacliff
Richmond
Sunset
Twin Peaks
Bernal Heights
Bayview
Excelsior
Lake Merced
Oceanview
Visitacion Valley
Crocker Amazon

San Francisco

Asian Neighborhood Design
1245 Howard Street
San Francisco, CA 94103
415-575-0423, www.andnet.org

Office of Small Business
City Hall, room 110
1 Carlton B. Goodlett Place
San Francisco, CA 94102
415-554-6134 www.sfgsa.org/osb

SF Shines - Office of Economic Workforce Development
City Hall, room 448
1 Carlton B. Goodlett Place - San Francisco, CA 94102
415-554-6969 www.oewd.org

This document is intended as informal technical guidance.

It is NOT legal advice and does not replace the professional advice or guidance that an architect, CASp or attorney knowledgeable in ADA requirements can provide.

DISABLED ACCESSIBILITY

Two Sets of Access Laws

There are two different bodies of law in California that require disability access: a state building code, and a federal civil rights law. The state building code requirements for access are located in the California Code of Regulations, Title 24, Part 2, and are commonly referred to as Title 24.

The Americans with Disabilities Act of 1990 (ADA) is a sweeping federal civil rights law which prohibits discrimination against persons with disabilities. Specifically, Title III of the ADA requires public accommodations to provide goods and services to people with disabilities on an equal basis with the rest of the general public. The United States Department of Justice (DOJ) enforces the ADA.

Being compliant to the regulations of one law does not relieve your responsibilities to be compliant with the other set of laws.

Non Compliance

If the building is not compliant with California Title 24, the citizen complaint is routed to the Department of Building Inspection (DBI). DBI will send staff to visit the site and perform an inspection, and if necessary, the inspector will initiate actions to require the owner to correct the problem.

If the citizen's complaint is ADA driven, the plaintiff can take the business to civil court for remedy. The federal ADA does not have an "inspection" mechanism, and private lawsuits can be filed directly in federal courts by those who believe their civil rights have been violated.

Who is Required to Remove Barriers?

Barriers are defined by the ADA as obstacles to accessibility. Such obstacles make it difficult — sometimes impossible — for people with disabilities to do the things most of us take for granted — things like going shopping, working, dining in a restaurant or taking public transit. If your business provides goods and services to the public, you are required to remove barriers if doing so is "readily achievable." Such a business is called a public accommodation because it serves the public. If your business is not open to the public (no adjacent retail or open to tours), but is only a place of employment like a warehouse, manufacturing facility or office building, then there are fewer requirements to remove barriers. Such a facility is called a commercial facility. While the operator of a commercial facility has different requirements to remove barriers, you must comply with the ADA Standards for Accessible Design when you alter, renovate or expand your facility.

Readily Achievable

"Readily achievable" means easily accomplishable and able to be carried out without much difficulty or expense. Determining if barrier removal is readily achievable is, by necessity, a case-by-case judgement. "Readily achievable" is based on factors including review of the overall nature of the business and its financial statements.

34118823.2 08/03/2019

34118823.3

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LOW BARRIERS
obstacles to accessibility that are minor, and most likely can be "readily achievable"

A. Service Counter Height and Visibility
A portion specified by local codes of the counter must be between 28"-34" above the floor.

B. Path of Travel Clearance
All aisles to public zones must be at least 36" wide and remain unobstructed.

C. Door Clearance
The pull side of doors must have a clearance specified by local codes.

D. Door Hardware
All doors must be operable without action of pinching or grasping.

A.
42"
service counter is too high for customers in wheelchair
B.
objects placed in required path of travel
28"
C.
main entrance
object placed in required door clearance space
D.
door knob is not operable without pinching or grasping

MEDIUM BARRIERS
obstacles that require more attention, and likely professional guidance

A. Step at Entrance
The entrance must be accessible for occupants in wheelchairs, with sloping and clearance requirements specified by local codes.

B. Restroom Vanity Clearance
The sink must provide knee clearance specified by local codes.

C. Undersized Path of Travel
All aisles to public zones must be at least 36" wide.

D. No Accessible Seating
A portion specified by local codes of seating must be accessible.

A.
step at main entrance
B.
sink has a built-in base that does not provide required knee clearance
C.
undersized hallway path of travel
30"
D.
fixed seating at raised counter

HIGH BARRIERS
obstacles that require a lot of attention, and definite professional guidance

A. Multiple Steps at Entrance
The entrance must be accessible for occupants in wheelchairs, with sloping and clearance requirements specified by local codes.

B. Step in Dining/Customer Space
Public zones must be accessible for occupants in wheelchairs, see note A.

C. Undersized or Lack of Restroom
The correct number of accessible restrooms must be provided.

D. Ramp Exceeds Maximum Slope Allowed
Restrooms must be accessible for occupants in wheelchairs, see note A.

A.
multiple steps at main entrance
B.
step in dining space
object in path of travel
C.
plan diagram of undersized restroom
undersized restroom with missing fixtures & grab bars
24"
D.
ramp exceeds maximum allowable slope

ADA COMPLIANCE
barriers are minimized or removed

A. Compliant Entry
The entrance is accessible by stairs and a compliant ramp.

B. Path of Travel Clearance
All aisles to public zones, including seating, restrooms, and food pick-up are at least 36" wide and remain unobstructed.

C. Compliant Counters
Service counter is between 28" - 34" above the floor.

D. Compliant Restroom
The accessible restroom has the required fixtures, dimensions and clearances.

A.
B.
C.
D.
plan diagram of accessible restroom

COMMON MISCONCEPTIONS

I am exempt from compliance or "grandfathered"
The answer is "NO". A place of public accommodation must remove barriers when it is "readily achievable" to do so. Although the facility may be "grandfathered" according to the local building code, the federal ADA does not have a provision to "grandfather" a facility. While a local building authority may not require any modifications to bring a building "up to code" until a renovation or major alteration is done, the federal ADA requires that a place of public accommodation remove barriers that are readily achievable even when no alterations or renovations are planned. As a business you have an on-going obligation to bring your business into compliance.

I am exempt since my building has historic designation
Neither State nor Federal laws exempt historical buildings from compliance, but there are specific guidelines. In San Francisco, any building over 50 years old is considered as a potentially significant historical resource. Accessibility improvements to the entrance or exterior of these buildings may require additional review by Historic Preservation staff and may lengthen the permitting process. Another common misconception is that City staff will deny your application if the building is considered historic. This is extremely rare, though during the review process you will be required to find alternatives that respect historic designs and materials, while also providing disabled access. Historically sensitive accessibility improvements may add cost to your project but are generally worth the investment over the long run.

Settling the lawsuit will relieve me of my responsibilities
Business owners need to know that the ADA is now a part of our society and that there is no limit to the number of times a business can be sued regarding accessible barriers. The best solution is to make the "readily achievable" physical changes and to understand that compliance is ongoing. If a business is sued over a physical barrier(s) to accessibility, they can still be sued for that same barrier in the future if it still exists.

Tenant vs. Landlord (Owner)
The federal ADA law states that any private entity who owns, leases, leases to, or operates a place of public accommodation shares in the obligation to remove barriers. Tenants and property owners also share in the obligation, so often times a negotiation must take place to determine who pays what costs, or percentage of costs for access compliance and/or litigation defense. Effective January 1, 2013, San Francisco law requires property owners of a commercial space of 7,500 square feet or less to provide a "Disabled Access Obligation Notice" before entering into or amending a lease. Effective July 1, 2013, State law requires a commercial property owner to state on a lease or rental agreement whether the property has undergone inspection by a certified access specialist (CASp). These two laws were passed to help ensure businesses are informed of their on-going obligation and aid in the prevention of lawsuits. There are also tax benefits that are available to each party in some cases to help pay for barrier removal.

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EXHIBIT D

BUILDING RULES1

1.Any sidewalks, lobbies, passages, elevators and stairways shall not be obstructed or used by Tenant for any purpose other than ingress and egress from and to the Premises.  Landlord shall in all cases retain the right to control or prevent access by all persons whose presence, in the judgment of Landlord, shall be prejudicial to the safety, peace or character of the Property.

2.The toilet rooms, toilets, urinals, sinks, faucets, plumbing or other service apparatus of any kind shall not be used for any purposes other than those for which they were installed, and no sweepings, rubbish, rags, ashes, chemicals or other refuse or injurious substances shall be placed therein or used in connection therewith or left in any lobbies, passages, elevators or stairways.  In addition to all other remedies under the Lease, Landlord may charge Tenant $100.00 for each violation of this subsection 2.

3.Tenant shall not impair in any way the fire safety system and shall comply with all security, safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency.  No person shall go on the roof without Landlord’s prior written permission and Tenant shall have no right to place any microwave, satellite or other type of antenna on the roof or exterior of the Building without the prior written consent of Landlord which may be withheld or conditioned in Landlord’s sole and absolute discretion and which may be conditioned upon payment of fees for any such use.

4.Skylights, windows, doors and transoms shall not be covered or obstructed by Tenant, and Tenant shall not install any window covering which would affect the exterior appearance of the Building, except as approved in writing by Landlord.  Tenant shall not remove, without Landlord’s prior written consent, any shades, blinds or curtains in the Premises.

5.Without Landlord’s prior written consent, Tenant shall not hang, install, mount, suspend or attach anything from or to any sprinkler, plumbing, utility or other lines.  If Tenant hangs, installs, mounts, suspends or attaches anything from or to any doors, windows, walls, floors or ceilings, Tenant shall spackle and sand all holes and repair any damage caused thereby or by the removal thereof at or prior to the expiration or termination of the Lease.

6.Tenant shall not change any locks nor place additional locks upon any doors.

7.Tenant shall not use nor keep in the Building any matter having an offensive odor, nor explosive or highly flammable material.

[1]	This exhibit may be updated from time to time as Landlord deems necessary but in a non-discriminatory manner.

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8.Tenant shall not bring or keep in the Building any animals other than bona fide state-certified service dogs. Tenant shall be responsible for immediately removing any service dog waste and for any additional cleaning or damage costs which may arise from the service dogs’ presence in the Building or Premises.  Exclusive of additional cleaning or damage costs, Landlord may charge Tenant $100.00 for each violation of this subsection 8.

9.In the event Tenant’s operations in the Premises result in the transmission of excessive or dangerous currents of electricity or annoyances into or through the Building or the Premises, Landlord shall have the right to require that Tenant change the wiring connections or layout at Tenant’s expense to correct such conditions, to the extent that Landlord reasonably may deem necessary, and further to require compliance with such reasonable rules as Landlord may establish relating thereto. So long as excessive or dangerous currents are determined by Landlord to not be an immediate danger to the Building or operations of the Building and/or other tenants (in which event Landlord would have the right to cut wiring or to do what it considers necessary immediately),  Tenant shall take all necessary steps as soon as reasonably possible and no later than three (3) business days following notice from Landlord of such condition to correct the same.  If Tenant fails so to correct such condition within such three (3) business day period, Landlord shall have the right to cut wiring or to do what it considers necessary to remove the danger, annoyance or electrical interference with apparatus in any part of the Building.  All wires installed by Tenant must be clearly tagged at the distributing boards and junction boxes and elsewhere where required by Landlord, with the number of the office to which said wires lead, and the purpose for which the wires respectively are used, together with the name of the concern, if any, operating same.  No machinery of any kind other than customary small business machines shall be allowed in the Premises.  Tenant shall not use any method of heating, air conditioning or air cooling other than that provided by Landlord (provided, however, that Tenant shall have the right, in accordance with the terms and conditions of the Lease, to install supplemental cooling for its IT server room).

10.Tenant shall not place weights anywhere beyond the safe carrying capacity of the Building which is designed to normal office Building standards for floor loading capacity.  Landlord shall have the right to exclude from the Building heavy furniture, safes and other articles which may be hazardous or to require them to be located at designated places in the Premises.

11.The use of rooms as sleeping quarters is strictly prohibited at all times.  In addition to all other remedies under this Lease, Landlord may charge Tenant $100.00 for each violation of this subsection 11.

12.Bicycles and other vehicles are not permitted inside or on the walkways or other Common Areas outside the Building, except in areas specifically designated by Landlord for such purposes and except as may be needed or used by a physically handicapped person.  In addition to all other remedies under this Lease, Landlord may charge Tenant $100.00 for each violation of this subsection 12.

13.Tenant and its Agents shall not smoke in the Building or within 20 feet of the Building entrances and exits. In addition to all other remedies under this Lease, Landlord may charge Tenant $100.00 for each violation of this subsection 13.

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14.Tenant shall provide Landlord with a written identification of any vendors engaged by Tenant to perform services for Tenant at the Premises (examples: security guards/monitors, telecommunications installers/maintenance), and all vendors shall be subject to Landlord’s reasonable approval.  All labor hired by the vendors or Tenant must be union labor.  No mechanics shall be allowed to work on the Building or Building Systems other than those engaged by Landlord.  Tenant shall permit Landlord’s employees and contractors and no one else to clean the Premises unless Landlord consents in writing.  Tenant assumes all responsibility for protecting its Premises from theft and vandalism and Tenant shall see each day before leaving the Premises that all lights are turned out and that the windows and the doors are closed and securely locked.

15.Tenant shall comply with any move-in/move-out rules provided by Landlord and with any rules provided by Landlord governing access to the Building outside of Normal Business Hours.  Throughout the Term, no furniture, packages, equipment, supplies or merchandise of Tenant will be received in the Building, or carried up or down in the elevators or stairways, except during such hours as shall be designated by Landlord, and Landlord in all cases shall also have the exclusive right to prescribe the method and manner in which the same shall be brought in or taken out of the Building.

16.Tenant shall not place oversized cartons, crates or boxes in any area for trash pickup without Landlord’s prior approval.  Landlord shall be responsible for trash pickup of normal office refuse placed in ordinary office trash receptacles only.  Excessive amounts of trash or other out-of-the-ordinary refuse loads will be removed by Landlord upon request at Tenant’s expense.

17.Tenant shall cause all of Tenant’s Agents to comply with these Building Rules.

18.Landlord reserves the right to rescind, suspend or modify any rules or regulations and to make such other rules and regulations as, in Landlord’s reasonable judgment, may from time to time be needed for the safety, care, maintenance, operation and cleanliness of the Property.  Notice of any action by Landlord referred to in this section, given to Tenant, shall have the same force and effect as if originally made a part of the foregoing Lease.  New rules or regulations will not, however, be unreasonably inconsistent with the proper and rightful enjoyment of the Premises by Tenant under the Lease.

19.These Building Rules are not intended to give Tenant any rights or claims in the event that Landlord does not enforce any of them against any other tenants or if Landlord does not have the right to enforce them against any other tenants and such nonenforcement will not constitute a waiver as to Tenant.

20.All requests for heating and air conditioning services outside of Normal Business Hours shall be submitted in writing to Landlord’s property manager by noon on the day desired for weekday services, by noon Friday for weekend services and by noon the preceding day for holiday services.

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Exhibit E

FORM OF CONFIRMATION OF EXPANSION EFFECTIVE DATE AND EXISTING PREMISES BASE RENT

Confirmation of the Expansion Effective Date and Existing Premises Base Rent

____________________ , 2019

____________________

____________________

____________________

Attn:  _______________

Re:

Lease dated as of _____, 2019 between Spear Street Corridor LLC, a Delaware limited liability company (“Landlord “), and Forrester Research, Inc., a Delaware corporation (“Tenant “), as amended by that certain First Amendment to Office Lease dated August __ , 2012, that certain Second Amendment of Office Lease dated September 25, 2015 and that certain Third Amendment of Office Lease dated as of __________, 2019 (as so amended, the “Lease “).  Capitalized terms and herein but not defined shall be given the meanings assigned to them in the Amendment.

Ladies and Gentlemen:

Landlord and Tenant hereby agree as follows:

1.Expansion Effective Date.  The Expansion Effective Date is ___________, 2019.

2.Commencing on July 1, 2022, Tenant shall pay Base Rent for the Existing Premises in accordance with the Lease in the amounts set forth below:

Lease Period	Annual base Rent	Monthly Installment of Base Rent	Annual Rental Rate per Rentable Square Foot
7/1/2022 –

This rent schedule does not include any operating expense pass-through adjustments or other additional rent to be computed and collected in accordance with the Lease.

3.Binding Effect; Governing Law.  Except as modified hereby, the Lease shall remain in full effect and this letter shall be binding upon Landlord and Tenant and their respective successors and assigns.  If any inconsistency exists or arises between the terms of this letter and the terms of the Lease, the terms of this letter shall prevail.  This letter shall be governed by the laws of the State of California.

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Please indicate your agreement to the above matters by signing this letter in the space indicated below and returning an executed original to us.

Sincerely,

SPEAR STREET CORRIDOR LLC,
a Delaware limited liability company

By:
Name:
Title:

Agreed and accepted:

FORRESTER RESEARCH, INC.,
a Delaware corporation

By:
Name:
Title:

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